Exhibit 10.1

Summary of Compensatory Arrangements with Members of the Supervisory Board
Fiscal Year 2014

Each member of the Supervisory Board of Vistaprint N.V. receives an annual cash retainer of $34,000 per year, plus $3,000 for each regularly scheduled meeting of the board that the director physically attends and $10,000 annually for each committee on which the director serves. The chairs of the Supervisory Board and of the Audit Committee each receive an additional annual cash retainer of $15,000, and the chairs of the Compensation Committee and of the Nominating and Corporate Governance Committee each receive an additional annual cash retainer of $10,000.

Directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

On the date of each annual general meeting, each director will receive two equity grants: (i) a share option to purchase a number of ordinary shares having a fair value equal to $50,000, up to a maximum of 12,500 shares, and (ii) restricted share units having a fair value equal to $110,000.

Each newly elected Supervisory Board member will receive upon his or her initial election to the board a share option to purchase a number of ordinary shares having a fair value equal to $150,000, up to a maximum of 50,000 shares.

The directors’ options vest at a rate of 8.33% per quarter over a period of three years from grant, and the directors’ restricted share units vest at a rate of 12.5% per quarter over a period of two years from grant, in both cases so long as the director continues to serve as a director on each such vesting date. Each option terminates upon the earlier of ten years from the date of grant and 90 days after the director ceases to serve as a director, and each restricted share unit award terminates upon the earlier of the date on which it is fully vested and the date on which the director ceases to serve as a director. The exercise price of the options will be the fair market value of Vistaprint N.V. ordinary shares on the date of grant.

All dollar amounts are in United States dollars.